UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2009

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One i2 Place 11701 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Grants of Restricted Stock Units to Certain Executive Officers

On April 28, 2009, i2 Technologies, Inc. (the “Company”) issued performance based restricted stock units (“RSUs”) to certain employees, including the executive officers listed herein. The RSUs were awarded to the executive officers on April 20, 2009, subject to final agreement on the performance goals and other vesting requirements. Each RSU represents the right to receive one share of common stock, par value $.00025 per share, of the Company on the vesting date of that unit and will be made under the Company’s 1995 Stock Option/Stock Issuance Plan.

The Company granted RSUs to the following executive officers in the amounts stated:

*	Jackson L. Wilson, Jr., the Company’s Chairman of the Board, President and Chief Executive Officer, received a grant of 86,106 RSUs;

*	Hiten D. Varia, the Company’s Executive Vice President, Chief Customer Officer, received a grant of 44,444 RSUs;

*	Aditya Srivastava, the Company’s Senior Vice President, Chief Technology Officer, received a grant of 27,778 RSUs; and

*	John J. Harvey, the Company’s Senior Vice President and General Counsel, received a grant of 27,778 RSUs.

RSUs granted to Jackson L. Wilson, Jr.

Mr. Wilson’s RSUs vest upon completion of the following objectives as determined by the Board’s compensation committee in its sole discretion on or before December 31, 2010: (i) selection and development of a high performing management team resulting in less involvement by the Board in operational matters; (ii) improved shareholder relations; (iii) development of a culture of teamwork; (iv) improvement in employee morale; and (v) achievement of scale and sustainability of the Company through development of an agreed upon strategy, succession planning, and growth of revenue and profit organically and/or through acquisition, merger or the addition of a product line. The RSUs may vest so long as Mr. Wilson is President, Chief Executive Officer, Chairman or Executive Chairman of the Company. Upon a Change in Control (as such term is defined in Mr. Wilson’s Employment Agreement), while Mr. Wilson is employed by or providing services to the Company, the RSUs will vest in full.

The foregoing summary is subject to, and qualified in its entirety by the Restricted Stock Unit Issuance Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

RSUs granted to Hiten D. Varia, Aditya Srivastava and John J. Harvey

For Mr. Varia, Mr. Srivastava and Mr. Harvey, the RSUs vest in a series of three successive equal installments on the last day of each of the calendar years 2009, 2010 and 2011 (each a “Vesting Date”) provided such executive officer remains in continuous service through each such date and the performance goals listed below are satisfied for each such calendar year as determined in the sole discretion of the Corporation’s Compensation Committee. The performance goals are the achievement of scale and sustainability of the Company through: (i) development of an agreed upon strategy, (ii) management’s execution of strategy, (iii) leadership development and team building, (iv) succession planning, (v) compliance with the highest ethical standards and with legal requirements, and (vi) workforce morale, diversity and stability. If the performance goals for any calendar year are not achieved, then the award will be immediately terminated with respect to the RSUs that would have otherwise vested on the last day of such calendar year and the number of RSUs subject to the grant will be reduced accordingly.

In the event that the Company terminates the executive’s employment other than for Cause or the executive terminates his or her employment for Good Reason during the Term (as such terms are defined in the Executive Retention Agreement), all outstanding RSUs shall vest immediately prior to such cessation of service, subject to certain limitations set forth in the Executive Retention Agreement.

Upon a Change in Control (as such term is defined in each executive’s Executive Retention Agreement with the Company, as amended) while the executive is employed by the Company, the RSUs may be assumed or continued in effect by the successor entity or replaced with a cash incentive program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and payout of that value in accordance with the vesting schedules for such award. If the RSUs are not assumed or continued in effect by the successor entity or replaced with a cash incentive program, the RSUs will vest with respect to the next immediate installment of RSUs in which the executive would have vested had the executive continued in service with the Company until the next Vesting Date and the performance goals for such vesting had been satisfied.

The foregoing summary is subject to, and qualified in its entirety by the Form of Restricted Stock Unit Issuance Agreement filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Amendments to Executive Retention Agreement

On April 28, 2009, the Company entered into an amendment of its Executive Retention Agreement with certain of its employees, including each of Mr. Varia, Mr. Srivastava and Mr. Harvey. The amendments provide that if the executive is terminated by the Company other than for Cause or if the executive terminates his employment for Good Reason (as such terms are defined in the Executive Retention Agreement), all outstanding equity awards held by the executive pursuant to the Company’s incentive plans will become immediately and fully vested.

The foregoing summary is subject to, and qualified in its entirety by the Form of Amendment to Executive Retention Agreement filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
10.1	Restricted Stock Unit Issuance Agreement with Jackson L. Wilson, Jr.
10.2	Form of Restricted Stock Unit Issuance Agreement
10.3	Form of Amendment to Executive Retention Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

i2 TECHNOLOGIES, INC.

Dated: April 29, 2009	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief
Financial Officer